Exhibit 1

ASX Release

Level 18, 275 Kent Street
Sydney, NSW, 2000

3 April 2024

S&P Global Ratings (S&P) upgrades ratings for Westpac Banking Corporation (Westpac) and Westpac New Zealand Limited (WNZL)

Today S&P upgraded the stand-alone credit profile of Westpac by one notch to ‘a+’ from ‘a’ to reflect its assessment that industry-wide risks for Australian banks have reduced.

There is no change to the issuer credit rating of either Westpac or WNZL, and the ratings outlook for both entities remains stable.

Westpac’s Additional Tier 1 and Tier 2 rated capital instruments received a one notch upgrade.

WNZL’s rated Tier 2 capital instruments have also been upgraded by one notch, reflecting the improved stand-alone creditworthiness of Westpac.

For further information:

Hayden Cooper
Group Head of Media Relations
0402 393 619

Jacqueline Boddy
Head of Debt Investor Relations
0448 064 012

This document has been authorised for release by Tim Hartin, Company Secretary.

WESTPAC BANKING CORPORATION ABN 33 007 457 141